EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                               CONTACT:  LES VAN DYKE
MONDAY, JUNE 2, 2003                                DIRECTOR, INVESTOR RELATIONS
                                                    (281) 492-5370

              DIAMOND OFFSHORE ANNOUNCES MULTI-YEAR CONTRACTS WITH PEMEX FOR THREE MIDWATER-DEPTH SEMISUBMERSIBLE RIGS

Houston, Texas, June 2, 2003 -- Diamond Offshore Drilling, Inc. (NYSE: DO) today announced that it has received three drilling contracts awarded by Mexico's state-owned oil company Petroleos Mexicanos S.A. (PEMEX) for three of its semisubmersible rigs. The work, which is expected to generate total combined revenues of approximately $272 million, will take place in the Gulf, offshore Mexico, and is scheduled to begin in late July 2003.

The Ocean Worker, now completing work in the U.S. Gulf of Mexico, will be contracted for 1,462 days. The Ocean Ambassador, currently idle in the U.S. Gulf, was awarded a contract for 1,601 days. And the Ocean Whittington, presently idle in Ghana, received a contract for 1,167 days.

Diamond Offshore President and Chief Operating Officer, Larry Dickerson, noted that: "We are pleased with the award of these contracts. Our fleet of semisubmersibles has a long history of strong performance in the U.S. sector of the Gulf of Mexico, and we are confident that our operations in the Bay of Campeche will build upon that history with PEMEX."

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 47 offshore drilling rigs currently consists of 32 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.

Statements in this press release that contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, include, but are not limited to, statements concerning the future revenues expected to be generated by the Ocean Worker, Ocean Ambassador and Ocean Whittington, and contract commencement dates. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

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